                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number    333-17981
                                                               ----------------

                     AmeriCredit Financial Services, Inc.
       (with respect to AmeriCredit Automobile Receivables Trust 1997-A)
-------------------------------------------------------------------------------
            (Exact Name of Registrant as specified in its charter)

         200 Bailey Avenue, Fort Worth, Texas  76107;  (817) 882-7000
-------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Class A-1 5.515% Asset Backed Notes
                  Class A-2 Floating Rate Asset Backed Notes
                      Class A-3 6.54% Asset Backed Notes
                        6.74% Asset Backed Certificates
-------------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
-------------------------------------------------------------------------------
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6              [x]
        Rule 12h-3(b)(1)(i)     [ ]

  Approximate number of holders of record as of the certification or notice date:

     Class A-1 5.515% Asset Backed Notes:  None (retired)
                                         ----------------

     Class A-2 Floating Rate Asset Backed Notes:  4
                                                -----

     Class A-3 6.54% Asset Backed Notes:  10
                                        -----

     6.74% Asset Backed Certificates:  4
                                     -----

  Pursuant to the requirements of the Securities Exchange Act of 1934 AmeriCredit Financial Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: February 6, 1998         BY: /s/ Preston Miller
     ---------------------        ---------------------------------------------
                                    Name:  Preston Miller
                                    Title: Senior Vice President and Treasurer